For Immediate Release

FERRO ANNOUNCES NEW INVESTMENT IN DIBENZOATES MANUFACTURING CAPACITY

•	28,000 Metric Ton Capacity Will Expand Plasticizer Product Line and Position Ferro as a Leader in Growing Dibenzoates Market, an Eco-Friendly Alternative for Fast-Fusing Phthalate-Based Plasticizers

CLEVELAND, Ohio – June 3, 2013 – Ferro Corporation (NYSE: FOE, the “Company”) today announced that it will add significantly to its plasticizer product offerings by installing new dibenzoates production capability at its operations in Antwerp, Belgium. The Antwerp project is designed to provide annual production capacity of 28,000 metric tons of dibenzoates, a non-phthalate, fast-fusing plasticizer. Production at the facility is expected to begin in the second half of 2014.

The Company expects to significantly strengthen its market position through this project, offering high-performance plasticizers for a broad range of markets and applications to customers preferring a non-phthalate solution. Ferro maintains one of the most comprehensive plasticizer application laboratories in Europe at its Mont-Saint-Guibert, Belgium, facility. The project will leverage these laboratory capabilities, allowing customers from across the continent to optimize their products using Ferro’s additives.

Ferro further announced that this project includes installation of technologies to produce benzoic acid, which will allow Ferro to be fully backward-integrated into this key raw material at the Antwerp facility. The dibenzoate product offerings will complement Ferro’s existing Santicizer® family of benzyl phthalate plasticizers, which Ferro will continue to provide to the market.

Commenting on the project, Peter Thomas, Ferro’s President and Chief Executive Officer, said, “We continue to vigorously execute on our strategy to create value for Ferro shareholders by divesting non-core assets, reducing costs, and pursuing high-return growth investments. This opportunity illustrates our commitment to invest in growth projects and expand into adjacencies that we believe will drive higher levels of cash flow and value for our shareholders. We are pleased with the opportunity that this project represents for our customers and the Company. This is an important enhancement to our core technology capabilities and advances Ferro’s participation in attractive markets requiring eco-friendly materials solutions.”

About Ferro Corporation

Ferro Corporation (http://www.ferro.com) is a leading global supplier of technology-based performance materials and chemicals for manufacturers. Ferro products are sold into the building and construction, automotive, appliances, electronics, household furnishings, and industrial products markets. Headquartered in Mayfield Heights, Ohio, the Company has approximately 4,700 employees globally and reported 2012 sales of $1.8 billion.

Cautionary Note on Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of Federal securities laws. These statements are subject to a variety of uncertainties, unknown risks, and other factors concerning the Company’s operations and business environment. Important factors that could cause actual results to differ materially from those suggested by these forward-looking statements and that could adversely affect the Company’s future financial performance include the following:

•	demand in the industries into which Ferro sells its products may be unpredictable, cyclical, or heavily influenced by consumer spending;

•	Ferro’s ability to successfully implement its value creation strategy;

•	Ferro’s ability to successfully implement and/or administer its cost-saving initiatives, including its restructuring programs, and to produce the desired results, including projected savings;

•	restrictive covenants in the Company’s credit facilities could affect its strategic initiatives and liquidity;

•	Ferro’s ability to access capital markets, borrowings, or financial transactions;

•	the effectiveness of the Company’s efforts to improve operating margins through sales growth, price increases, productivity gains, and improved purchasing techniques;

•	the availability of reliable sources of energy and raw materials at a reasonable cost;

•	currency conversion rates and economic, social, regulatory, and political conditions around the world;

•	Ferro’s presence in certain geographic regions, including Latin America and Asia-Pacific, where it can be difficult to compete lawfully;

•	increasingly aggressive domestic and foreign governmental regulations on hazardous materials and regulations affecting health, safety, and the environment;

•	Ferro’s ability to successfully introduce new products or enter into new growth markets;

•	sale of products into highly regulated industries;

•	limited or no redundancy for certain of the Company’s manufacturing facilities and possible interruption of operations at those facilities;

•	Ferro’s ability to complete future acquisitions or dispositions, or successfully integrate future acquisitions;

•	competitive factors, including intense price competition;

•	Ferro’s ability to protect its intellectual property or to successfully resolve claims of infringement brought against the Company;

•	management of Ferro’s general and administrative expenses;

•	Ferro’s multi-jurisdictional tax structure;

•	the impact of the Company’s performance on its ability to utilize significant deferred tax assets;

•	the effectiveness of strategies to increase Ferro’s return on capital;

•	the impact of operating hazards and investments made in order to meet stringent environmental, health, and safety regulations;

•	stringent labor and employment laws and relationships with the Company’s employees;

•	the impact of requirements to fund employee benefit costs, especially post-retirement costs;

•	implementation of new business processes and information systems;

•	the impact of interruption, damage to, failure, or compromise of the Company’s information systems;

•	exposure to lawsuits in the normal course of business;

•	risks and uncertainties associated with intangible assets;

•	Ferro’s borrowing costs could be affected adversely by interest rate increases;

•	liens on the Company’s assets by its lenders affect its ability to dispose of property and businesses;

•	Ferro may not pay dividends on its common stock in the foreseeable future; and

•	other factors affecting the Company’s business that are beyond its control, including disasters, accidents, and governmental actions.

The risks and uncertainties identified above are not the only risks the Company faces. Additional risks and uncertainties not presently known to the Company or that it currently believes to be immaterial also may adversely affect the Company. Should any known or unknown risks and uncertainties develop into actual events, these developments could have material adverse effects on our business, financial condition, and results of operations.

This release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information, or circumstances that arise after the date of this release. Additional information regarding these risks can be found in our Annual Report on Form 10-K for the period ended December 31, 2012.

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Contacts:

Investor Contact:
John Bingle, 216-875-5411
Treasurer and Director of Investor Relations
john.bingle@ferro.com

or

Media Contact:
Mary Abood, 216-875-5401
Director, Corporate Communications
mary.abood@ferro.com